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                                                                    EXHIBIT 4.1A


                     FIRST AMENDMENT TO RIGHTS AGREEMENT

         WATERLINK, INC., a Delaware corporation (the "Corporation"), and the AMERICAN STOCK TRANSFER & TRUST COMPANY (the "Rights Agent") hereby enter into this amendment (the "Amendment") effective as of September ___, 1999.

                               R E C I T A L S:

         The Corporation and the Rights Agent entered into a Rights Agreement dated as of May 27, 1997 (the "Rights Agreement"). The Board of Directors of the Corporation has determined that it is in the best interests of the Corporation to amend the Rights Agreement. Capitalized terms used in the Amendment not otherwise defined herein shall have the meanings given such terms in the Rights Agreement.

1. SUPPLEMENT TO DEFINITIONS. The definitions contained in Section 1 of the Rights Agreement shall be supplemented by adding the following:

         "SWIB" shall mean the State of Wisconsin Investment Board.

2. AMENDMENT TO DEFINITIONS. The definition of "Acquiring Person" contained in Section 1(a) of the Rights Agreement shall be amended and restated in its entirety to read as follows:

                  (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the then outstanding Common Shares (other than as a result of a Permitted Offer) or was such a Beneficial Owner at any time after the date hereof, whether or not such person continues to be the Beneficial Owner of 15% or more of the then outstanding Common Shares. Notwithstanding the foregoing, (A) the term "Acquiring Person" shall not include (i) the Corporation, (ii) any Subsidiary of the Corporation, (iii) any employee benefit plan of the Corporation or of any Subsidiary of the Corporation, (iv) any Person or entity organized, appointed or established by the Corporation for or pursuant to the terms of any such plan, (v) any Person, who or which together with all Affiliates and Associates of such Person becomes the Beneficial Owner of 15% or more of the then outstanding Common Shares as a result of the acquisition of Common Shares directly from the Corporation, (vi) an Exempt Person or (vii) SWIB unless and until SWIB shall have become the Beneficial Owner of 20% or more of the then outstanding Common Shares at which time SWIB shall be an "Acquiring Person" and (B) no Person shall be deemed to be an "Acquiring Person" either (X) as a result of the acquisition of Common Shares by the Corporation which, by reducing the number of Common Shares outstanding, increases the proportional number of shares beneficially owned by such person together with all Affiliates and Associates of such Person to 15% or more (or in the case of SWIB to 20% or more) of the Common Shares of the Corporation then outstanding; except that if (i) a Person would become an Acquiring Person (but for the operation of this subclause (X)) as a result of the acquisition of Common Shares by the Corporation and (ii) after such share acquisition by the Corporation, such Person, or an Affiliate or Associate of such Person, becomes the Beneficial Owner of any additional Common Shares, then such Person shall be deemed an Acquiring Person, or (Y) if (i) within 8 days after such Person would otherwise have become an Acquiring Person (but for the operation of this subclause (Y)), such Person notifies the Board of Directors that such Person did so inadvertently and (ii) within 2 days after such notification, such Person is the

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         Beneficial Owner of less than 15% (or in the case of SWIB, less than
         20%) of the outstanding Common Shares.

         The phrase "then outstanding," when used with reference to a Person's Beneficial Ownership of securities of the Corporation, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to own beneficially hereunder.

3. AMENDMENT TO SECTION 3. Section 3(a) shall be amended and restated in its entirety to read as follows:

         Section 3. ISSUANCE OF RIGHT CERTIFICATES. (a) Until the earlier of (i) the Shares Acquisition Date or (ii) the Close of Business on the tenth day (or such later date as may be determined by action of the Disinterested Directors) after the date any Person (other than the Corporation, any Subsidiary of the Corporation, SWIB unless and until SWIB shall have become the Beneficial Owner of 20% or more of the Common Shares then outstanding, any employee benefit plan of the Corporation or of any Subsidiary of the Corporation or any Person or entity organized, appointed or established by the Corporation for or pursuant to the terms of any such plan) commences, or first publicly announces its intention to commence (which intention to commence remains in effect for five Business Days after such announcement), a tender or exchange offer the consummation of which would result in any Person becoming an Acquiring Person (including, in the case of both (i) and (ii), any such date which is after the date of this Agreement and prior to the issuance of the Rights), the earlier of such dates being herein referred to as the "Distribution Date," (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying Common Shares (including a transfer to the Corporation); provided, however, that if a tender offer is abandoned prior to the occurrence of a Distribution Date, then no Distribution Date shall occur as a result of such tender offer. As soon as practicable after the Distribution Date, the Corporation will prepare and execute, the Rights Agent will countersign, and the Corporation will send or cause to be sent by first-class, postage-prepaid mail, to each record holder of Common Shares as of the Close of business on the Distribution Date, at the address of such holder shown on the records of the Corporation, a Right Certificate, substantially in the form of Exhibit B hereto (a "Right Certificate"), evidencing one Right for each Common Share so held. As of and after the Distribution Date, the Rights will be evidenced solely by such Right Certificates.

4. Except as expressly modified herein, the Rights Agreement is and remains in full force and effect. All references to the Rights Agreement in the Rights Agreement shall refer to the Rights Agreement as amended by the Amendment.

5. The Amendment will be binding upon and inure to the sole and exclusive benefit of the Corporation, the Rights Agent, and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the Common Shares).


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6.       The Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed an original, and all of which shall together constitute but one and the same instrument.

7. The Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

8. The Amendment shall become effective as of the date first above written but such effectiveness is contingent upon (a) the execution of the Amendment by the Corporation and by the Rights Agent, (b) delivery of a certificate from an appropriate officer of the Corporation stating that the Amendment is in compliance with Section 26 of the Rights Agreement, and (c) closing the sale of Common Shares to SWIB pursuant to that certain securities purchase agreement between the Corporation and SWIB, the closing of which shall be evidenced to the Rights Agent by a certificate from an appropriate officer of the Corporation so stating.

         IN WITNESS WHEREOF, the parties hereto have caused the Amendment to be duly executed as of the day and year first above written.


WATERLINK, INC.


By:      _________________________________
         Name: ___________________________
         Title:___________________________


AMERICAN STOCK TRANSFER & TRUST COMPANY


By:      _________________________________
         Name: ___________________________
         Title:___________________________






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